EX1A-2A CHARTER

Exhibit 2.1

Delaware	Page 1
The First State

       I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE CERTIFICATE OF AMENDMENT OF CORRECTION OF "QUANTUM

MEDICAL TRANSPORT, INC.” FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF

JANUARY, A.D. 2016, AT 10:40 O'CLOCK A.M.

       A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

NEW CASTLE COUNTY RECORDER OF DEEDS.

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STATE OF DELAWARE

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION,

FILED ON OCTOBER 8, 2015, OF

QUANTUM MEDICAL TRANSPORT, INC.

QUANTUM MEDICAL TRANSPORT, INC., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST: On October 8. 2015, the Corporation filed with the Secretary of State a certificate of amendment of its certificate of incorporation. Among other things, Article First of said amendment purported to replace Article VI of the Corporation's certificate of incorporation in its entirety.

SECOND: Article First of the certificate of amendment set forth an inaccurate record of the corporate action therein referred to, in that the last paragraph of Article VI, as so amended, incorrectly set forth the terms of the reverse stock split that was approved by the Board of Directors and adopted by the stockholders.

THIRD: The entire instrument, are so corrected, reads as follows:

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF A CLEAN SLATE, INC.

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A CLEAN SLATE, INC., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST: The Board of Directors adopted resolutions setting forth proposed amendments to the Certificate of Incorporation, declaring said amendments to be advisable, recommending them for approval to the stockholders and submitting them to said stockholders for consideration thereof. The resolutions setting forth the proposed amendments are as follows;

RESOLVED, that Article I of the certificate of incorporation be amended to read as follows:

ARTICLE I

NAME

The name of the corporation is QUANTUM MEDICAL TRANSPORT, INC.

RESOLVED, that Article VI of the certificate of incorporation be amended in its entirety to read as follows:

ARTICLE VI

CAPITAL STOCK

The total number of shares of stock which the Corporation shall be authorized to issue is 6,010,000,000, of which 6,000,000,000 shares shall become common stock. par value $0.000001 per share ("Common Stock"), and 10,000,000 shares shall be preferred stock, par value $0.000001 per share.

The Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, which are permitted by section 151 of the General Corporation Law in respect of any series of preferred stock.

There being no shares of the Corporation's Series A Preferred Stock and Series B Preferred Stock issued and outstanding, such series are eliminated and the shares comprising such series are returned to the status of authorized : and undesignated shares of preferred stock.

A total of 1,000,000 shares of preferred stock is hereby designated as Series C Convertible Preferred Stock (the "Series C Stock") and shall have the following powers. preferences and rights, and the following qualifications, limitations and restrictions thereof:

1. Rank. The Series C Stock shall, with respect to dividends, redemption, liquidation, dissolution or winding-up of the affairs of the Corporation, rank equally with the Common Stock, such that in each case, a Holder shall be entitled to receive with respect to his shares of Series C Stock the payment or property that he would receive if he were the holder, on the date of the declaration or determination of the persons entitled to receive such payment or property, of their number of shares of Common Stock into which the shares of Series C Stock held by him are convertible on such date.

2. Redempton. The Series C Stock shall not be redeemable at the option of the Corporation or any Holder.

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3. Conversion.

(a)	Each Holder shall have the right, at any time and from time to time to convert all or any portion of the shares of Series C Stock held by him into shares of Common Stock, such that each share of Series C Stock that such Holder elects so to convert shall be converted into one (l) share of Common Stock.

(b)	As promptly as practicable after the surrender (as herein provided) of shares of Series C Stock for conversion, the Corporation shall deliver or cause to be delivered to or upon the written order of the Holder, certificates representing the number of fully paid and nonassessable shares of Common Stock into which his shares of Series C Stock shall have been converted. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of business on the date on which such shares of Series C Stock shall have been surrendered for conversion as provided in Subsection of this Section 3, and the rights of the Holder with respect to his shares of Series C Stock as such (to the extent that shares thereof are converted) shall cease at such time and the person or persons entitled to receive shares of Common Stock upon conversion of shares of Series C Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided however that no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or the Corporation is required to convert the shares of Series C Stock.

If the day on which conversion rights are exercised shall not be a Business Day, then such conversion rights will be deemed to 1 be exercised on the next succeeding day which is a Business Day.

No adjustment in respect of dividends shall be made upon conversion of the Series C Stock, except that the Corporation shall pay all declared and unpaid dividends on shares of the Series C Stock so converted which have accrued to (but not including) the date upon which such conversion is deemed to have been effected in accordance with this Subsection (b).

(c)	The number of shares of Common Stock into which each share of Series C Stock shall be convertible shall be subject to adjustment as follows:

(i)	If the Corporation at any time hereafter subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then, after the record date for such subdivision, the number of shares of Common Stock into which a share of Series C Stock is convertible immediately prior to such subdivision shall be proportionately increased; and if the Corporation, at any time hereafter, combines (by reverse stock split (other than the reverse stock split provided for in the amendment to the certificate of incorporation of which this designation is a part), recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, after the of record date for such combination, the number of shares of Common Stock into which a share of Series C Stock is convertible immediately prior to such subdivision shall be proportionately decreased.

(ii)	If the Corporation shall declare or make any distribution of cash or any other property (or rights to acquire such property) to holders of Common Stock not provided for Section l of this designation, the Corporation shall deliver to each Holder, at the same time that it makes such distribution to its stockholders at the same amount and type of cash or other property being distributed as he would receive if he were a holder, on the date of the declaration or determination of the persons entitled to receive such payment or property of the number of shares of Common Stock into which the shares of Series C Stock held by him are convertible on such date.

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(iii)	In the event of a Major Transaction, as that term is defined is below, the Corporation will cause the surviving entity (or, in the event of a sale of assets, the purchasing entity) to assume the obligations of the Corporation with respect to the Series C Stock. Furthermore, in case of any Major Transaction, each share of Series C Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of his shares of Series C Stock would have been entitled upon the consummation of such Major Transaction if such shares of Series C Stock had been converted to shares of Common Stock immediately prior to the date on which the persons entitled to receive such shares of stock or other securities or property was determined. In any such case, appropriate adjustment (as deter mined by the Board of Directors in good faith} shall be· made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holders, to the end that these provisions shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Stock. "Major Transaction" means, with respect to the Corporation, (x) a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity, (y) the sale by the Corporation of all or substantially all of its assets, or (z) the issuance by the Corporation of warrants or securities directly or indirectly exchangeable for, convertible into or other wise granting the right to acquire equity securities of the Corporation.

(iv)	No adjustment in the number of shares of Common Stock into which a shares of Series C Stock shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (l % ) in such number, provided, however, that any adjustments which by reason of this Subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment All calculations under this Section 3(c) shall be made to the nearest one hundredth (1/100) of one share.

(v)	Whenever an adjustment is made as provided in this Section 3, the Corporation will promptly mail to the Holders a certificate of the Corporation's Treasurer or Chief Financial Officer setting forth the adjustment made and a brief statement of facts accounting for such adjustment.

(iv)	Irrespective of any adjustment or change and the number of shares of Common Stock actually issuable upon conversion of Series C Stock, certificates representing Series C Stock issued in replacement of certificates representing Series C Stock surrendered upon the partial conversion may continue to express the number of shares of Common Stock issuable upon conversion set forth in the certificates representing shares of Series C Stock when initially issued.

(d)	The Corporation shall pay any and all taxes that may be payable upon conversion of the Series C Stock, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation, that such tax has been paid.

(e)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of Series C Stock nor shall any payment shall be made for any fractional shares of Common Stock, but in lieu thereof each such fractional share shall be rounded up to the next full share. If more than one share of Series C Stock shall be surrendered for conversion at one time by the same Holder the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Stock so surrendered.

(f)	The written determination of the Board of Directors shall be conclusive as to the correctness of any computation made under this Section 3 in the absence of manifest error.

(g)	If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section 3 are not strictly applicable, or if strictly applicable, would not fairly protect the rights of the Holders in the event of conversion in accordance with the essential intent and principles of such pro visions, the Board of Directors may make an adjustment in accordance with such essential intent and principles so as to protect such rights, which adjustment shall be final.

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(h) All shares of Series C Stock that are at any time converted pursuant to Section 3 or otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors shall not be subject to reissuance as shares of Series C Stock, but shall be restored to the status of authorized but undesignated shares of preferred stock.

4. Voting. The Holders shall have the following voting rights and no others:

(a)	Each Holder of shares of Series C Stock shall have the right with respect to each question or matter that is presented to the stockholders for their consideration at a meeting of stockholders or that is the subject of a consent of stockholders in lieu of such meeting, to cast at such meeting or to vote by such consent, as a single class comprising all of the stockholders entitled so vote thereon, a number of votes, rounded up to the next full vote, equal to the number of votes that could be cast at such meeting or voted by such consent by the holders, other than the Holders of all of the shares of the Corporation's capital stock entitled to vote at such meeting or to sign such consent, multiplied by a fraction, the numerator of which shall be the number of shares of Series C Stock held by such Holder entitled to vote at such meeting or sign such consent and the denominator of which shall be the number of shares of Series C Stock entitled to vote at such meeting or sign such consent; provided, however, that the Holders may not vote together with the holders of shares of any class or series on any question or matter on which the holders of such class or series are entitled by the GCL or otherwise to vote separately as a class or series, but may vote on such question or matter in the manner provided above to the extent it is also presented for the consideration of any other class or series, together with such class or series.

(b)	The favorable vote of a majority of the outstanding shares of Series C Stock, voting separately as a class, shall be required (i) on any question or matter on which they are entitled by the GCL to vote separately as a series, irrespective of whether the Holders also entitled are entitled to vote 'With one or more other classes or series on such question or matter pursuant to Subsection (a) of this section 4, (ii) for the simultaneous existence of more than one class or series of the Common Stoc (iii) for the liquidation or dissolution of the Corporation, (iv) fora reclassification of the Common Stock, other than a subdivision or combination thereto or (v) for a consolidation of the Corporation with, or a merger of the Corporation with, any other corporation, other than the merger of a wholly owned subsidiary of the Corporation with and into the Corporation.

5. Prohibition. The Corporation shall not, without the favorable vote of the Holders, voting separately as a class, file a certificate of designations or an amendment thereof that provides that a series or preferred stock may vote separately on any matter except for a matter on which it may or is required to vote separately under the GCL.

6. Certain Definitions. As used in this Certificate of Designations, the following terms shall have the following respective meanings:

"Business Day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Miami, Florida, or the city in which the Corporation's transfer agent is located.

“GCL” means the General Corporation Law of the State of Delaware.

"Holder" means a holder of shares of Series C Stock, all of such holders together being the "Holders."

At 5:00 p.m. local time in Miami, Florida, on a date not later than March 31, 2016, to be determined by the Board of Directors, every ten thousand (10,000) issued and outstanding shares of the Corporation's Common Stock, par value $0.000001 per share (the "Old Common Stock"), shall be reclassified and converted into one (1) validly issued, fully paid and non assessable shares of Common Stock, par value $0.00001 per share (the "New Common Stock"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted by virtue of said conversion and reclassification. Any fractional share that would otherwise be issuable as a result of said conversion and reclassification shall be rounded up to the rest whole share in lieu of any payment for such fractional share. If the Board of Directors shall fail to determine such date by March 31, 2016, the aforesaid reclassification shall not occur.

SECOND: Pursuant to Section 228 of the General Corporation Law, consents in writing adopting the resolutions set forth in Section FIRST of this Certificate of Amendment were signed by the holders of shares of the Corporation's capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote the n were present and voted and such consents were delivered to the Corporation by delivery to its officer having custody of the book in which proceedings of meetings of stockholders are recorded.

THIRD: Said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf by its President, thereunto duly authorized this seventh day of October 2015.

A CLEAN SLATE, INC.

By: /s/ Richard S. Astrom

Richard S. Astrom

President

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed on its behalf this thirteenth day of January 2015 by its officer thereunder duly authorized.

QUANTUM MEDICAL TRANSPORT, INC.

By: /s/ Richard S. Astrom

Richard S. Astrom

President

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